Exhibit 99.1

Ormat Technologies Contact: Smadar Lavi VP Head of IR and ESG Planning & Reporting 775-356-9029 (ext. 65726) slavi@ormat.com	Investor Relations Agency Contact: Joseph Caminiti or Josh Carroll Alpha IR Group 312-445-2870 ORA@alpha-ir.com

ORMAT TECHNOLOGIES REPORTS FOURTH QUARTER AND YEAR-END 2025 FINANCIAL RESULTS

STRONG FINANCIAL PERFORMANCE, STRATEGIC PORTFOLIO EXPANSION, AND NEW LONG-TERM PPAS, SUPPORT LONG-TERM GROWTH TARGETS

HIGHLIGHTS

●	TOTAL REVENUES FOR THE FULL-YEAR AND FOURTH QUARTER INCREASED 12.5% AND 19.6%, RESPECTIVELY, COMPARED TO 2024

●	LONG-TERM PPA AGREEMENTS SIGNED WITH GOOGLE AND SWITCH

●	ADVANCING ENHANCED GEOTHERMAL SYSTEMS (EGS) THROUGH SLB JOINT VENTURE AND SAGE INVESTMENT AND COOPERATION AGREEMENT

●	ORMAT ANNOUNCES FULL YEAR 2026 OUTLOOK AND GROWTH EXPECTATIONS

RENO, Nev. February 25, 2026, Ormat Technologies, Inc. (NYSE: ORA) (the “Company” or “Ormat”), a leading geothermal and renewable energy company, today announced financial results for the fourth quarter and full year ended December 31, 2025.

KEY FINANCIAL RESULTS

	Q4 2025	Q4 2024	Change (%)		FY 2025	FY 2024	Change (%)
GAAP Measures
Revenues ($ millions)
Electricity	186.6	180.1	3.6%		693.9	702.3	(1.2	) %
Product	63.1	39.6	59.1%		216.7	139.7	55.2%
Energy Storage	26.3	11.0	140.5%		79.0	37.7	109.3%
Total Revenues	276.0	230.7	19.6%		989.6	879.7	12.5%
Gross Profit ($ millions)	78.8	73.6	7.2%		272.7	272.6	0.0%
Gross margin (%)
Electricity	30.2%	34.9%			28.5%	34.6%
Product	14.2%	24.5%			21.2%	18.4%
Energy Storage	51.5%	9.5%			36.4%	10.9%
Gross margin (%)	28.6%	31.9%			27.6%	31.0%

Operating income ($ millions)	42.6	49.1	(13.3	) %	169.2	172.5	(1.9	) %
Net income attributable to the Company’s stockholders ($ millions)	31.4	40.8	(23.2	) %	123.9	123.7	0.1%
Diluted EPS ($)	0.50	0.67	(25.4	) %	2.02	2.04	(1.0	) %

Non-GAAP Measures
Adjusted Net income attributable to the Company’s stockholders ($ millions)	41.8	43.6	(4.1	) %	137.3	133.7	2.7%
Adjusted Diluted EPS ($)	0.67	0.72	(6.9	) %	2.24	2.20	1.8%
Adjusted EBITDA[1] ($ millions)	158.7	145.5	9.1%		582.0	550.5	5.7%

“2025 marked a strong year for Ormat as we continued to execute on our long-term growth strategy and expand our portfolio,” said Doron Blachar, Chief Executive Officer of Ormat Technologies. “For the full year, revenue increased 12.5% to nearly $1.0 billion and Adjusted EBITDA improved 5.7%, driven primarily by higher contributions from our Energy Storage segment and improved performance from our Product segment. Our Energy Storage segment more than doubled revenues year-over-year, benefiting from higher merchant pricing in the PJM market and contributions from new facilities that reached commercial operation in 2024 and 2025. Importantly, the segment delivered strong margins in both the fourth quarter and full year, reflecting the success of our strategy to balance contracted revenues with merchant exposure to maximize profitability.”

“In our Electricity segment, fourth quarter revenues increased 3.6%, supported by the acquisition of the Blue Mountain power plant and improved performance at Dixie Valley. For the full year, results were negatively impacted by the previously disclosed U.S curtailments, which eased in the fourth quarter. These impacts were partially offset by contributions from Blue Mountain, the Beowawe repower project and improved operational performance across the portfolio.”

“During the year, we also made meaningful progress advancing next-generation geothermal technologies. We established a partnership with SLB and executed a strategic commercial agreement with Sage Geosystems to accelerate the development of EGS. Subsequent to year-end, we co-led Sage’s Series B financing with a $25 million investment, reinforcing our commitment to accelerate innovation and expand the long-term potential of next generation geothermal energy.”

“Demand for reliable, carbon-free baseload power continues to strengthen, particularly from data centers. In the last few months we have secured multiple long-term PPAs, including a 15-year portfolio PPA of up to 150MW to supply Google’s data center electricity needs through NV Energy, and a 20-year agreement with Switch for approximately 13MW from the Salt Wells power plant. These agreements enhance long-term revenue growth, support our expanded exploration and drilling initiatives, and position us to capitalize on record-high PPA pricing.”

Blachar concluded, “As we enter 2026, demand for reliable, low-carbon electricity, driven by AI and data center expansion, remains exceptionally strong. PPA pricing has reached attractive levels, and regulatory support remains constructive. With favorable market dynamics, recently signed PPAs, and an expanded exploration program, we remain on track to achieve our generating capacity goals of 2.6 to 2.8 GW by the end of 2028. We believe Ormat is well positioned to continue expanding its leadership in geothermal, next generation geothermal technologies and energy storage while delivering long-term shareholder value.”

FINANCIAL HIGHLIGHTS

●

Net income attributable to the Company’s stockholders for the fourth quarter was $31.4 million, or $0.50 per diluted share, compared to $40.8 million, or $0.67 per diluted share, in the prior year period. The decrease was primarily driven by $12 million in impairment charges and a slightly higher effective tax rate, partially offset by strong growth in the Energy Storage segment. For the full year 2025, net income attributable to the Company’s stockholders was $123.9 million, or $2.02 per diluted share, compared to $123.7 million, or $2.04 per diluted share, in 2024.

●

Adjusted net income attributable to the Company’s stockholders and adjusted diluted EPS for the fourth quarter decreased 4.1% and 6.9%, respectively, compared to last year. Adjusted net income attributable to the Company’s stockholders and adjusted diluted EPS for the full year 2025 increased 2.7% and 1.8%, respectively, compared to last year.

●

Adjusted EBITDA increased 9.1% in the fourth quarter to $158.7 million and increased 5.7% for the full year to $582.0 million. The year-over-year growth was primarily driven by higher contributions from the Energy Storage segment, reflecting improved PJM pricing and new capacity additions, as well as improved performance in the Product segment.

●

Electricity segment revenues increased 3.6% in the fourth quarter compared to the prior year, primarily driven by contributions from the Blue Mountain power plant, acquired in June 2025, and improved generation performance at Dixie Valley. For the full year 2025, Electricity segment revenues decreased 1.2% compared to 2024, primarily due to $18.6 million of curtailments across several U.S. facilities, a temporary reduction in generation at Puna related to wellfield issues and lower energy rates and planned repowering activities at Stillwater. These headwinds were partially offset by contributions from Blue Mountain, the Beowawe repowering, and Improved performance at Dixie Valley.

●

Energy Storage revenues increased 140.5% in the fourth quarter and 109.3% for the full year 2025 compared to 2024. Growth was driven by higher merchant pricing in the PJM market, commercial operation of Bottleneck and Montague in the fourth quarter of 2024 and Lower Rio and the Arrowleaf hybrid solar-plus-storage facility in the second half of 2025. Energy Storage gross margin improved significantly year-over-year, reflecting higher merchant pricing and the benefit of a more optimized portfolio mix between contracted and merchant revenues.

●	Product segment revenues increased 59.1% in the fourth quarter and 55.2% for the full year 2025, primarily driven by the timing of revenue recognition from manufacturing and construction progress.
●

Product segment backlog stands at approximately $352 million as of February 25, 2026. This amount includes approximately $100 million of revenues related to the Topp 2 project, for which our customer exercised its purchase option. The revenues are expected to be recognized in the first quarter of 2026.

BUSINESS HIGHLIGHTS:

●	In February 2026, we executed a 15-year geothermal portfolio PPA of up to 150MW to supply Google’s data centers’ electricity needs through NV Energy.
●	In January 2026, our customer exercised its option to purchase the 50MW Topp 2 project in New Zealand for approximately $100 million.
●

In January 2026, we acquired our second hybrid solar-plus-storage facility from Innergex Renewable Energy Inc., the Hoku 30MW solar PV plant paired with a 30MW/120MWh battery, on Hawaii's Big Island for $80.5 million in cash.

●	In January 2026, we invested $25 million in Sage Geosystems as part of its Series B financing round to advance next-generation geothermal and energy storage technologies.
●	In January 2026, we were awarded the Telaga Ranu Geothermal Working Area in Indonesia, strengthening Ormat’s long-term development pipeline in the country.
●	In January 2026, we signed a 20-year PPA with Switch for approximately 13MW from the Salt Wells power plant.
●	In December 2025, we commenced commercial operations at Arrowleaf, Ormat’s first hybrid solar-plus-storage facility (42MW solar + 35MW/140MWh storage).
●

In October 2025, we announced a strategic collaboration with SLB to develop EGS solutions. This collaboration with SLB is expected to significantly accelerate the timeline for Ormat to become a developer of EGS power plants and market EGS solutions that will help meet the growing demand for clean energy. Preparations for our EGS pilot project are already underway.

2026 GUIDANCE

●	Total revenues increased to between $1,110 million and $1,160 million.
●	Electricity segment revenues between $715 million and $730 million.
●	Product segment revenues of between $300 million and $320 million.
●	Energy Storage revenues of between $95 million and $110 million.
●	Adjusted EBITDA increased to between $615 million and $645 million.
●	Adjusted EBITDA is attributable to minority interest of approximately $18.9 million.

The Company provides a reconciliation of Adjusted EBITDA, a non-GAAP financial measure for the three and twelve months ended December 31, 2025. However, the Company does not provide guidance on net income and is unable to provide a reconciliation for its Adjusted EBITDA guidance range to net income without unreasonable efforts due to high variability and complexity with respect to estimating certain forward-looking amounts, the probable significance of which cannot be determined. These include impairments and disposition and acquisition of business interests, income tax expense, and other non-cash expenses and adjusting items that are excluded from the calculation of Adjusted EBITDA.

DIVIDEND

On February 24, 2026, the Company’s Board of Directors declared, approved, and authorized payment of a quarterly dividend of $0.12 per share pursuant to the Company’s dividend policy. The dividend will be paid on March 24, 2026, to stockholders of record as of the close of business on March 10, 2026. In addition, the Company expects to pay a quarterly dividend of $0.12 per share in each of the next three quarters.

CONFERENCE CALL DETAILS

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release on February 26, 2026, at 10:00 a.m. ET.

Participants within the United States and Canada, please dial 1-800-715-9871, approximately 15 minutes prior to the scheduled start of the call. If you are calling outside of the United States and Canada, please dial +1-646-307-1963. The access code for the call is 3818407. Please request the “Ormat Technologies, Inc. call” when prompted by the conference call operator. The conference call will also be accompanied by a webcast live on the Investor Relations section of the Company's website.

A replay will be available one hour after the end of the conference call. To access the replay within the United States and Canada, please dial 1-800-770-2030. From outside of the United States and Canada, please dial +1-647-362-9199. Please use the replay access code 3818407. The webcast will also be archived on the Investor Relations section of the Company's website.

ABOUT ORMAT TECHNOLOGIES

With over six decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company engaged in geothermal and recovered energy generation (“REG”), with robust plans to accelerate long-term growth in the energy storage market and to establish a leading position in the U.S. energy storage market. The Company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity. The Company has engineered, manufactured and constructed power plants, which it currently owns or has installed for utilities and developers worldwide, totaling approximately 3,600 MW of gross capacity. Ormat leveraged its core capabilities in the geothermal and REG industries and its global presence to expand the Company’s activity into energy storage services, solar Photovoltaic (PV) and energy storage plus Solar PV. Ormat’s current total generating portfolio is 1,755MW with a 1,340MW geothermal and solar generation portfolio that is spread globally in the U.S., Kenya, Guatemala, Indonesia, Honduras, and Guadeloupe, and a 415MW energy storage portfolio that is located in the U.S.

ORMAT’S SAFE HARBOR STATEMENT

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, including such matters as our projections of annual revenues and Adjusted EBITDA, expenses and debt service coverage with respect to our debt securities, future capital expenditures, business strategy, competitive strengths, goals, development or operation of generation assets, legal, market, industry and geopolitical developments and incentives, technological changes, demand for renewable energy, and the growth of our business and operations, are forward-looking statements. When used in this press release, the words “may,” “will,” “could,” “should,” “expects,” “plans,” “anticipates,” “believes,” “intend”, “estimates,” “predicts,” “projects,” “potential,” “intends,” “targets,” “goal”, “outlook,” “guidance,” “contemplate,” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements generally relate to Ormat's plans, objectives, goals and expectations for future operations and are based upon management’s current estimates and projections of future results or trends. Although we believe that our plans and objectives reflected in or suggested by these forward-looking statements are reasonable, we may not achieve these plans or objectives. Actual future results may differ materially from those projected as a result of certain risks and uncertainties, including risks related to regulatory changes, geopolitical developments, commodity prices, interest rates, supply chain disruptions, and other risks described under "Risk Factors" in Ormat’s most recent Annual Report on Form 10-K, and in subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are made only as of the date hereof, and, except as legally required, we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Condensed Consolidated Statement of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(Dollars in thousands, except per share data)
Revenues:
Electricity	186,637	180,147	693,900	702,264
Product	63,058	39,643	216,686	139,661
Energy storage	26,341	10,951	78,957	37,729
Total revenues	276,036	230,741	989,543	879,654
Cost of revenues:
Electricity	130,332	117,340	495,989	459,526
Product	54,103	29,929	170,671	113,911
Energy storage	12,775	9,911	50,198	33,598
Total cost of revenues	197,210	157,180	716,858	607,035
Gross profit	78,826	73,561	272,685	272,619
Operating expenses:
Research and development expenses	1,039	1,391	6,304	6,501
Selling and marketing expenses	5,461	4,153	18,898	17,694
General and administrative expenses	21,723	19,583	79,592	80,119
Other operating income	(4,325)	(3,125)	(14,844)	(9,375)
Impairment of long-lived assets	12,064	—	12,064	1,280
Write-off of unsuccessful exploration and storage activities	302	2,474	1,446	3,930
Operating income	42,562	49,085	169,225	172,470
Other income (expense):
Interest income	1,147	1,389	6,015	7,883
Interest expense, net	(35,019)	(34,525)	(141,851)	(134,031)
Derivatives and foreign currency transaction gains (losses)	(989)	(4,319)	5,248	(4,187)
Income attributable to sale of tax benefits	18,548	20,020	66,726	73,054
Other non-operating income (expense), net	(37)	66	385	188
Income from operations before income tax and equity in earnings (losses) of investees	26,212	31,716	105,748	115,377
Income tax (provision) benefit	6,738	11,771	20,282	16,289
Equity in earnings (losses) of investees	99	(862)	960	(425)
Net income	33,049	42,625	126,990	131,241
Net income attributable to noncontrolling interest	(1,696)	(1,804)	(3,092)	(7,508)
Net income attributable to the Company's stockholders	31,353	40,821	123,898	123,733
Earnings per share attributable to the Company's stockholders:
Basic:	0.52	0.67	2.04	2.05
Diluted:	0.50	0.67	2.02	2.04
Weighted average number of shares used in computation of earnings per share attributable to the Company's stockholders:
Basic	60,823	60,480	60,705	60,455
Diluted	62,335	60,770	61,362	60,790

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheet

	December 31, 2025	December 31, 2024
ASSETS	(Dollars in thousands)
Current assets:
Cash and cash equivalents	147,448	94,395
Restricted cash and cash equivalents (primarily related to VIEs)	133,418	111,377
Receivables:
Trade less allowance for credit losses of $308 and $224, respectively (primarily related to VIEs)	164,772	164,050
Other	36,711	50,792
Inventories	45,268	38,092
Costs and estimated earnings in excess of billings on uncompleted contracts	30,011	29,243
Prepaid expenses and other	40,141	59,173
Total current assets	597,769	547,122
Investment in an unconsolidated company	162,111	144,585
Deposits and other (primarily related to VIEs)	137,744	75,383
Deferred income taxes	138,903	153,936
Property, plant and equipment, net ($3,460,079 and $3,271,248 related to VIEs, respectively)	3,672,569	3,501,886
Construction-in-process ($392,644 and $251,442 related to VIEs, respectively)	1,048,174	755,589
Operating leases right of use ($17,236 and $13,989 related to VIEs, respectively)	41,756	32,114
Finance leases right of use (none related to VIEs)	4,690	2,841
Intangible assets, net	274,548	301,745
Goodwill	168,244	151,023
Total assets	6,246,508	5,666,224

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	234,757	234,334
Short term revolving credit lines with banks (full recourse)	80,000	—
Commercial paper (less deferred financing costs of $17 and $23, respectively)	99,983	99,977
Billings in excess of costs and estimated earnings on uncompleted contracts	13,159	23,091
Current portion of long-term debt:
Limited and non-recourse (primarily related to VIEs):	79,885	70,262
Full recourse	214,207	161,313
Financing liability	9,749	4,093
Operating lease liabilities	4,764	3,633
Finance lease liabilities	1,884	1,375
Total current liabilities	738,388	598,078
Long-term debt, net of current portion:
Limited and non-recourse (primarily related to VIEs and less deferred financing costs of $13,488 and $8,849, respectively):	645,803	578,204
Full recourse (less deferred financing costs of $4,248 and $4,671, respectively):	1,009,090	822,828
Convertible senior notes (less deferred financing costs of $4,103 and $6,820, respectively)	472,334	469,617
Financing liability	206,647	216,476
Operating lease liabilities	29,760	22,523
Finance lease liabilities	2,850	1,529
Liability associated with sale of tax benefits	190,168	152,292
Deferred income taxes	68,661	68,616
Liability for unrecognized tax benefits	10,378	6,272
Liabilities for severance pay	11,942	10,488
Asset retirement obligation	135,574	129,651
Other long-term liabilities	33,637	29,270
Total liabilities	3,555,232	3,105,844

Redeemable noncontrolling interest	10,402	9,448

Equity:
The Company's stockholders' equity:
Common stock, par value $0.001 per share; 200,000,000 shares authorized; 60,845,411 and 60,500,580 issued and outstanding as of December 31, 2025, and December 31, 2024, respectively	61	61
Additional paid-in capital	1,654,635	1,635,245
Treasury stock, at cost (258,667 shares held as of December 31, 2025, and 2024, respectively)	(17,964)	(17,964)
Retained earnings	909,343	814,518
Accumulated other comprehensive (loss)	(2,132)	(6,731)
Total stockholders' equity attributable to Company's stockholders	2,543,943	2,425,129
Noncontrolling interest	136,931	125,803
Total equity	2,680,874	2,550,932
Total liabilities, redeemable noncontrolling interest and equity	6,246,508	5,666,224

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Reconciliation of EBITDA and Adjusted EBITDA

We calculate EBITDA as net income before interest, taxes, depreciation, amortization and accretion. We calculate Adjusted EBITDA as net income before interest, taxes, depreciation, amortization and accretion, adjusted for (i) mark-to-market gains or losses from accounting for derivatives not designated as hedging instruments; (ii) stock-based compensation; (iii) merger and acquisition transaction costs; (iv) gain or loss from extinguishment of liabilities; (v) costs related to settlement agreements; (vi) non-cash impairment charges; (vii) write-off of unsuccessful exploration and storage activities; (viii) allowance for bad debts; and (ix) other unusual or non-recurring items. We adjust for these factors as they may be non-cash, unusual in nature and/or are not factors used by management for evaluating operating performance. We believe that presentation of these measures will enhance an investor’s ability to evaluate our financial and operating performance. EBITDA and Adjusted EBITDA are not measurements of financial performance or liquidity under accounting principles generally accepted in the U.S., or U.S. GAAP, and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with U.S. GAAP. Our Board of Directors and senior management use EBITDA and Adjusted EBITDA to evaluate our financial performance. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

The following table reconciles net income to EBITDA and Adjusted EBITDA for the three and twelve months ended December 31, 2025, and 2024:

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	($ in thousands)		($ in thousands)
Net income	33,049	42,625	126,990	131,241
Adjusted for:
Interest expense, net (including amortization of deferred financing costs)	33,872	33,136	135,836	126,148
Income tax provision (benefit)	(6,738)	(11,771)	(20,282)	(16,289)
Adjustment to investment in unconsolidated companies: our proportionate share in interest expense, tax and depreciation and amortization in Sarulla and Ijen	4,229	4,964	15,086	17,637
Depreciation, amortization and accretion	74,434	68,907	287,505	259,151
EBITDA	138,846	137,861	545,135	517,888
Mark-to-market on derivative instruments	1,756	(14)	550	856
Stock-based compensation	4,917	5,310	19,390	20,197
Allowance for bad debts	18	13	228	355
Impairment of long-lived assets	12,064	—	12,064	1,280
Write-off of unsuccessful exploration and storage activities	302	2,474	1,446	3,930
Merger and acquisition transaction costs	784	570	2,272	1,949
Settlement agreements	—	(750)	900	4,000
Adjusted EBITDA	158,687	145,464	581,985	550,455

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Reconciliation of Adjusted Net Income attributable to the Company's stockholders and Adjusted diluted EPS1

Adjusted Net Income attributable to the Company's stockholders and Adjusted diluted EPS are adjusted for one-time expense items that are not representative of our ongoing business and operations. The use of Adjusted Net income attributed to the Company's stockholders and Adjusted diluted EPS is intended to enhance the usefulness of our financial information by providing measures to assess the overall performance of our ongoing business.

The following tables reconcile Net income attributable to the Company's stockholders and Adjusted diluted EPS for the three and twelve months ended December 31, 2025, and 2024:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024

GAAP Net income attributable to the Company's stockholders	31.4	40.8	123.9	123.7
Tax asset write-off in Sarulla, our unconsolidated company	—	0.9	—	0.9
Impairment of long-lived assets	9.5	—	9.5	1.0
Write-off of unsuccessful exploration activities and Storage activities	0.24	2.0	1.14	3.1
Merger and acquisition transaction costs	0.62	0.5	1.79	1.5
Allowance for bad debts	0.01	0.01	0.18	0.3
Settlement agreements	—	(0.6)	0.71	3.2
Adjusted Net income attributable to the Company's stockholders	41.8	43.6	137.3	133.7
GAAP diluted EPS	0.50	0.67	2.02	2.04
Tax asset write-off in Sarulla, our unconsolidated company	—	0.01	—	0.01
Impairment of long-lived assets	0.15	—	0.16	0.02
Write-off of unsuccessful exploration activities and Storage activities	0.00	0.03	0.02	0.05
Merger and acquisition transaction costs	0.01	0.01	0.03	0.03
Allowance for bad debts	0.00	0.00	0.00	0.00
Settlement agreements	—	(0.01)	0.01	0.05
Adjusted Diluted EPS ($)	0.67	0.72	2.24	2.20

1 Adjusted diluted EPS is computed based on adjusted net income attributable to the Company’s stockholders and diluted weighted-average shares outstanding before rounding. The individual components in the table are rounded to the nearest applicable unit; therefore, recalculation using the rounded amounts may not result in the  adjusted diluted EPS presented.